AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 20, 2006
REGISTRATION NO. 333-135810

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________

AMENDMENT NO. 5 to
FORM SB-2/A

REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

SEAWRIGHT HOLDINGS, INC.

(Name of small business issuer in its charter)

Delaware (State of other jurisdiction of incorporation)	2086 (Primary Standard Industrial Classification Code Number)	54-1965220 (IRS Employer Identification Number)

600 Cameron Street
Alexandria, Virginia 22314
(703) 340-1629
(Address and telephone number of principal executive offices)

600 Cameron Street
Alexandria, Virginia 22314
(703) 340-1629
(Address of principal place of business or intended principal place of business)

Joel P. Sens, Chief Executive Officer
600 Cameron Street
Alexandria, Virginia 22314
(703) 340-1629
(Name, address and telephone number of agent for service)

Copies of communications to:

Charles A. Sweet, Esq.
Mark J. Fiekers, Esq.
McKee Nelson LLP
1919 M Street, NW
Washington, DC 20036
(202) 775-1880

Approximate date of proposed sale to the public: as soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

EXPLANATORY NOTE

This Amendment No. 5 to the Registration Statement on Form SB-2 (Registration No. 333-135810) filed by Seawright Holdings, Inc., a Delaware corporation, is being filed for the purpose of filing a legal opinion, dated as of the date of effectiveness, which is included as Exhibit 5, hereto.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify directors, officers, employees or agents of the corporation if the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reason to believe his conduct was unlawful, as determined in accordance with the Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law further provides that indemnification shall be provided with respect to reimbursement of expenses incurred in defending any action, suit or proceeding if the party in question is successful on the merits or otherwise.

Our certificate of incorporation limits the liability of our directors to us or to our stockholders for monetary damages for breach of fiduciary duty as a director, except in the case of:

•	liability based on a breach of the duty of loyalty to us or our stockholders;
•	liability for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;
•	liability based under Section 174 of Title 8 of the Delaware General Corporation Law; or
•	liability for transactions from which the director derived an improper personal benefit.

Our by-laws provide that we shall indemnify a person made or threatened to be made a party to, or is otherwise involved in, any action, suit, claim, demand or proceeding, whether civil, criminal, administrative or investigative, by reason of that person’s present or former capacity as our director or as director of any of our subsidiaries, whether the basis of such proceeding is an alleged action or inaction by that person, to the fullest extent permitted by the laws of the state of Delaware.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is unenforceable for that reason.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various costs and expenses in connection with the sale and distribution of the common stock being registered, other than the underwriting discounts and commissions. All amounts shown are estimates.

Amount to be paid
SEC Registration Fee	$1,318.11
Printing and Edgarizing expenses	$5,000.00
Legal fees and expenses	$100,000.00
Accounting fees and expenses	$20,000.00
Transfer agent	$1,000.00
Stock certificates	$1,000.00
Miscellaneous	$1,000.00
Total	$129,318.11

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

We filed a Regulation D, Rule 501(a) filing with the Securities and Exchange Commission, or SEC, on September 21, 2004. Thereafter, we engaged Jones, Byrd and Attkisson, Inc. as Placement Agent to sell up to 1,000 units, each of which consisted of (1) 2,500 shares of our common stock, (2) $1,500 worth of convertible promissory notes due September 1, 2009, carrying an interest rate of 11% per annum, and convertible into common stock at $0.85 per share any time after six months from the date of issuance and (3) five year warrants to purchase 300 shares of our common stock at an exercise price of $0.85 per share. The shares of our common stock sold as part of these units include piggyback registration rights. Piggyback registration rights provide that, in the event we file a registration statement with the SEC, such as this registration statement being filed on Form SB-2, all of the shares and warrants issued in connection with the units will be included where requested by the holders of the units.

As of January 31, 2005, we sold 999 of the 1,000 units, resulting in gross proceeds in the amount of $2,997,000. After payment of legal and accounting fees, and fees to Jones, Byrd and Attkisson in the amount of $299,700, we had a net total of $2,665,116 in funds available to us as a result of the private placement. In connection with their role as Placement Agent, Jones, Byrd and Attkisson was also issued 594,000 warrants convertible into 594,000 shares of our common stock at $0.85 per share. On January 31, 2005, we notified Jones, Byrd and Attkisson that we were closing this offering.

On April 27, 2006 we sold 199,998 shares of our common stock to three accredited investors for a purchase price of $0.45/share.

The sales set forth above were undertaken under Rule 506 of Regulation D under the Securities Act of 1933, as amended (“Act”), by the fact that:

•	the sale was made to accredited investors, as defined in Rule 501(a), or investors meeting the characteristics described in Rule 506(b)(2)(ii);
•
we gave each purchaser the opportunity to ask questions and receive answers concerning the terms and conditions of the offering and to obtain any additional information that we possessed or could acquire without unreasonable effort or expense that is necessary to verify the accuracy of information furnished;

•	at a reasonable time prior to the sale of securities, we advised each purchaser of the limitations on resale in the manner contained in Rule 502(d)(2);
•	neither we nor any person acting on our behalf sold the securities by any form of general solicitation or general advertising; and
•	we exercised reasonable care to assure that each purchaser of the securities is not an underwriter within the meaning of Section 2(11) of the Act in compliance with Rule 502(d).

        On May 1, 2006 we entered into a consulting agreement with National Financial Communications Corp. In connection with the consulting agreement, the Company granted National Financial Communications Corp. options to purchase 75,000 shares of Company’s common stock at an exercise price of $.85 per share. This transaction was exempt from registration pursuant to Section 4(2) of Act, by the fact that:

•	National Financial Communications Corp. is a sophisticated investor;
•
National Financial Communications Corp. was advised that any shares acquired will be restricted and may not be resold absent an effective registration statement or an applicable exemption from registration;

•	National Financial Communications Corp. acknowledged that any shares acquired would be acquired for its own account and for investment purposes and not with a view to resale or redistribution;
•	The number of shares involved is relatively small and there is only one acquirer;
•	The transaction was negotiated directly with National Financial Communications Corp. and did not involve any public offer.

        On September 6, 2006 we sold 20,000 shares of our common stock to an accredited investor for a purchase price of $0.45 per share.

The sale set forth above was undertaken under Rule 506 of Regulation D under the Act, by the fact that:

•	the sale was made to an accredited investor, as defined in Rule 501(a), or investor meeting the characteristics described in Rule 506(b)(2)(ii);
•
we gave the purchaser the opportunity to ask questions and receive answers concerning the terms and conditions of the offering and to obtain any additional information that we possessed or could acquire without unreasonable effect or expense that is necessary to verify the accuracy of information furnished;

•	at a reasonable time prior to the sale of securities, we advised the purchaser of the limitations on resale in the manner contained in Rule 502(d)(2);
•	Neither we nor any person acting on or behalf sold the securities by any form of general solicitation or general advertising; and
•	we exercised reasonable care to assure that purchaser of securities is not an underwriter within the meaning of Section 2(11) of the Act in compliance with Rule 502(d).

ITEM 27. EXHIBITS

Exhibit	Description
3.1	Amended and Restated Certificate of Incorporation of Pre-Settlement Funding Corporation (incorporated by reference on Form 8-K as filed on October 24, 2003).
3.2	Certificate of Designation of Series A Convertible Preferred Shares of Seawright Holdings, Inc. (incorporated by reference on Form 8-K as filed on October 24, 2003).
3.3	Amended and Restated By-laws of Seawright Holdings, Inc. (incorporated by reference on Form 8-K as filed on October 24, 2003).
4.1	Form of Common Stock Certificate (incorporated by reference from exhibit 4(i) of Form 10-QSB as filed with the SEC on May 23, 2005).
4.2	Amended Form of Subscription Agreement (incorporated by reference from exhibit 4(i) of Post-Effective Amendment No. 1, filed on Form SB-2 on July 6, 2001).
4.3	Form of 10% Convertible Note (incorporated by reference from exhibit 4(ii) of the Company’s registration statement on Form SB-2 as filed with the SEC on March 9, 2001).
4.4
Form of Registration Agreement relating to the 10% Convertible Notes (incorporated by reference from exhibit 4(iii) of the Company’s registration statement on Form SB-2 as filed with the SEC on March 9, 2001).

4.5	Subscription Agreement dated October 26, 2000 by and between Pre-Settlement Funding Corporation and Joel P. Sens (incorporated by reference from exhibit 4(iv) of the Company’s registration statement on Form SB-2 as filed with the SEC on March 9, 2001).

4.6
Subscription Agreement dated October 26, 2000 by and between Pre-Settlement Funding Corporation and Darryl Reed (incorporated by reference from exhibit 4(v) of the Company’s registration statement on Form SB-2 as filed with the SEC on March 9, 2001).

4.7
Form of Common Stock Purchase Option relating to Exhibits 4.5 and 4.6 above (incorporated by reference from exhibit 4(vi) of the Company’s registration statement on Form SB-2 as filed with the SEC on March 9, 2001).

4.8
Form of Amended Escrow Agreement by and between Pre-Settlement Funding Corporation, Three Arrows Capital Corp. and The Business Bank (incorporated by reference from exhibit 4(vii) Post-Effective Amendment No. 1, filed on Form SB-2 on July 6, 2001).

5	Opinion of Counsel.

9
Stockholder Agreement by and among Pre-Settlement Funding Corporation, Joel P. Sens and Darryl W. Reed, dated October 26, 2000 (incorporated by reference from exhibit 9 of the Company’s registration statement on Form SB-2 as filed with the SEC on March 9, 2001).

10.1	Form of Purchase and Security Agreement (incorporated by reference from exhibit 10(i) of the Company’s registration statement on Form SB-2 as filed with the SEC on March 9, 2001).
10.2
Employment Agreement between Pre-Settlement Funding Corporation and Joel Sens dated October 1, 2000 (incorporated by reference from exhibit 10(iii) of the Company’s registration statement on Form SB-2 as filed with the SEC on March 9, 2001).

10.3
Letter by Typhoon Capital Consultants, LLC to Pre-Settlement Funding Corporation on December 11, 2001 withdrawing as a consultant to Pre-Settlement Funding Corporation and waiving all rights to any cash or equity compensation owed to it by Pre-Settlement Funding Corporation except for the fifty thousand (50,000) shares already issued to Typhoon Capital Consultants, LLC (incorporated by reference from exhibit 10(iv) of Post-Effective Amendment No. 5, filed on Form SB-2 on January 16, 2002).

10.4
Form of Consultant Agreement dated January 8, 2001 between Pre-Settlement Funding Corporation and Chukwuemeka A. Njoku (incorporated by reference from exhibit 10(v) of Post-Effective Amendment No. 1, filed on Form SB-2 on July 6, 2001).

10.5
Letter Agreement for consulting services dated August 31, 2000 between Pre-Settlement Funding Corporation and Graham Design, LLC (incorporated by reference from exhibit 10(vi) of the Company’s registration statement on Form SB-2 as filed with the SEC on March 9, 2001).

10.6
Letter Agreement for consulting services dated June 13, 2000, between Pre-Settlement Funding Corporation and Baker Technology, LLC (incorporated by reference from exhibit 10(vii) of the Company’s registration statement on Form SB-2 as filed with the SEC on March 9, 2001).

10.7
Purchase and Sale Agreement by and between Baker Seawright Corporation, Seller and Stafford Street Capital, LLC (incorporated by reference from exhibit 2 of the Form 8-K filed with the SEC on October 24, 2003).

10.8	Amendment to Purchase and Sale Agreement (incorporated by reference from exhibit 2.1 of the Form 8-K filed with the SEC on October 24, 2003).
10.9	Assignment of Contract pursuant to Purchase and Sale Agreement (incorporated by reference from exhibit 2.2 of the Form 8-K filed with the SEC on October 24, 2003).
10.10	Confidential Private Placement Memorandum of Seawright Holdings, Inc. dated August 20, 2004 (incorporated by reference from exhibit 10 of Form 10-QSB as filed with the SEC on November 21, 2005).
10.11	David Levy Termination Agreement dated October 1, 2004 (incorporated by reference from Form S-8 POS as filed on February 7, 2005).
10.12
Contract for Purchase of Unimproved Property dated as of November 23, 2004, by and between A.B.C. Farms, LLC and Seawright Holdings, Inc. (incorporated by reference from exhibit 10(i) of Form 10-QSB as filed with the SEC on May 23, 2005).

10.13
Contract for Purchase of Unimproved Property dated as of February 24, 2005, by and between Robert J. Daly et al and Seawright Holdings, Inc. (incorporated by reference from exhibit 10(ii) of Form 10-QSB as filed with the SEC on May 23, 2005).

10.14	Note dated May 20, 2005, by Seawright Holdings, Inc. to A.B.C. Farms, LLC (incorporated by reference from exhibit 2.03 of Form 8-K as filed on June 2, 2005).

10.15
Asset Purchase Agreement dated as of June 27, 2005, by and between Seawright Holdings, Inc. and QuiBell Partners, L.L.C. (incorporated by reference from exhibit 2.01 of Form 8-K as filed on June 30, 2005).

10.16
Investment Agreement dated as of September 12, 2005, by and between Seawright Holdings, Inc. and Dutchess Private Equities Fund, L.P. (incorporated by reference from exhibit 10.1 of Form 8-K as filed on September 16, 2005).

10.16.1
Investment Agreement dated as of September 12, 2005, by and between Seawright Holdings, Inc. and Dutchess Private Equities Fund, L.P., Exhibit D - Form of Broker Representation Letter (Previously Filed).

10.16.2	Investment Agreement dated as of September 12, 2005, by and between Seawright Holdings, Inc. and Dutchess Private Equities Fund, L.P., Exhibit F - Form of Put Notice (Previously Filed).
10.16.3	Investment Agreement dated as of September 12, 2005, by and between Seawright Holdings, Inc. and Dutchess Private Equities Fund, L.P., Exhibit G - Form of Put Settlement Sheet (Previously Filed).

10.17
Registration Rights Agreement dated as of September 12, 2005, by and between Seawright Holdings, Inc. and Dutchess Private Equities Fund, L.P. (incorporated by reference from exhibit 10.2 of Form 8-K as filed on September 16, 2005).

10.18
Placement Agent Agreement dated as of September 12, 2005, by and between Seawright Holdings, Inc. and Jones, Byrd and Attkisson, Inc. (incorporated by reference from exhibit 10.3 of Form 8-K as filed on September 16, 2005).

10.19	Consulting Agreement dated as of May 1, 2006, by and between Seawright Holdings, Inc. and National Financial Communications Corp (Previously Filed).

10.19.1	Amendment to Consulting Agreement dated as of September 6, 2006, by and between Seawright Holdings, Inc. and National Financial Communications Corp (Previously Filed).

10.20	Deed of Trust Note dated June 8, 2006, by and between Seawright Holdings, Inc. and Charter House, LLC (Previously Filed).
10.21	Business Loan Agreement (including the related Promissory Note and Commercial Guaranty) dated June 29, 2006, by and between Seawright Holdings, Inc. and Fidelity & Trust Bank (Previously Filed).

21	Subsidiaries of the Registrant (incorporated by reference from exhibit 21 of Form 10-KSB as filed with the SEC on April 15, 2005).
23.1	Consent of Independent Registered Certified Public Accounting Firm.

23.2	Consent of McKee Nelson LLP (included in exhibit 5 hereto).

24	Power of Attorney (Previously Filed).

ITEM 28. UNDERTAKINGS

The Company hereby undertakes that it will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

    (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the SEC declared it effective.

(2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Alexandria, Virginia, on November 20, 2006.

SEAWRIGHT HOLDINGS, INC.

By: /s/ Joel P. Sens
Name: Joel P. Sens
Title: Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and in the dates stated:

Signature	Title	Date

/s/ Joel P. Sens Joel P. Sens	Chief Executive Officer and President (principal executive officer), Treasurer (principal financial officer and principal accounting officer) and Director	November 20, 2006

/s/ Jeffrey Sens* Jeffrey Sens	Director	November 20, 2006

/s/ Ronald Attkisson* Ronald Attkisson	Director	November 20, 2006

* By:   /s/ Joel P. Sens
    Joel P. Sens
    Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
3.1	Amended and Restated Certificate of Incorporation of Pre-Settlement Funding Corporation.(1)
3.2	Certificate of Designation of Series A Convertible Preferred Shares of Seawright Holdings, Inc.(1)
3.3	Amended and Restated By-laws of Seawright Holdings, Inc.(1)
4.1	Form of Common Stock Certificate.(2)
4.2	Amended Form of Subscription Agreement.(3)
4.3	Form of 10% Convertible Note.(4)
4.4	Form of Registration Agreement relating to the 10% Convertible Notes.(4)
4.5	Subscription Agreement dated October 26, 2000 by and between Pre-Settlement Funding Corporation and Joel P. Sens.(4)
4.6	Subscription Agreement dated October 26, 2000 by and between Pre-Settlement Funding Corporation and Darryl Reed.(4)
4.7	Form of Common Stock Purchase Option relating to Exhibits 4(v) and 4 (vi).(4)
4.8	Form of Amended Escrow Agreement by and between Pre-Settlement Funding Corporation, Three Arrows Capital Corp. and The Business Bank.(3)

5	Opinion of Counsel.*

9	Stockholder Agreement by and among Pre-Settlement Funding Corporation, Joel P. Sens and Darryl W. Reed, dated October 26, 2000.(4)
10.1	Form of Purchase and Security Agreement.(4)
10.2	Employment Agreement between Pre-Settlement Funding Corporation and Joel Sens dated October 1, 2000.(4)
10.3
Letter by Typhoon Capital Consultants, LLC to Pre-Settlement Funding Corporation on December 11, 2001 withdrawing as a consultant to Pre-Settlement Funding Corporation and waiving all rights to any cash or equity compensation owed to it by Pre-Settlement Funding Corporation except for the fifty thousand (50,000) shares already issued to Typhoon Capital Consultants, LLC.(5)

10.4	Form of Consultant Agreement dated January 8, 2001 between Pre-Settlement Funding Corporation and Chukwuemeka A. Njoku.(3)
10.5	Letter Agreement for consulting services dated August 31, 2000 between Pre-Settlement Funding Corporation and Graham Design, LLC.(4)
10.6	Letter Agreement for consulting services dated June 13, 2000, between Pre-Settlement Funding Corporation and Baker Technology, LLC.(4)
10.7	Purchase and Sale Agreement by and between Baker Seawright Corporation, Seller and Stafford Street Capital, LLC.(1)
10.8	Amendment to Purchase and Sale Agreement.(1)
10.9	Assignment of Contract pursuant to Purchase and Sale Agreement.(1)
10.10	Confidential Private Placement Memorandum of Seawright Holdings, Inc. dated August 20, 2004 (incorporated by reference from exhibit 10 of Form 10-QSB as filed with the SEC on November 21, 2005).(6)
10.11	David Levy Termination Agreement dated October 1, 2004.(7)
10.12	Contract for Purchase of Unimproved Property dated as of November 23, 2004, by and between A.B.C. Farms, LLC and Seawright Holdings, Inc.(2)
10.13	Contract for Purchase of Unimproved Property dated as of February 24, 2005, by and between Robert J. Daly et al and Seawright Holdings, Inc.(2)

10.14	Note dated May 20, 2005, by Seawright Holdings, Inc. to A.B.C. Farms, LLC.(8)
10.15	Asset Purchase Agreement dated as of June 27, 2005, by and between Seawright Holdings, Inc. and QuiBell Partners, L.L.C.(9)
10.16	Investment Agreement dated as of September 12, 2005, by and between Seawright Holdings, Inc. and Dutchess Private Equities Fund, L.P.(10)

10.16.1	Investment Agreement dated as of September 12, 2005, by and between Seawright Holdings, Inc. and Dutchess Private Equities Fund, L.P., Exhibit D - Form of Broker Representation Letter.**
10.16.2	Investment Agreement dated as of September 12, 2005, by and between Seawright Holdings, Inc. and Dutchess Private Equities Fund, L.P., Exhibit F - Form of Put Notice.**
10.16.3	Investment Agreement dated as of September 12, 2005, by and between Seawright Holdings, Inc. and Dutchess Private Equities Fund, L.P., Exhibit G - Form of Put Settlement Sheet.**

10.17	Registration Rights Agreement dated as of September 12, 2005, by and between Seawright Holdings, Inc. and Dutchess Private Equities Fund, L.P.(10)
10.18	Placement Agent Agreement dated as of September 12, 2005, by and between Seawright Holdings, Inc. and Jones, Byrd and Attkisson, Inc.(10)

10.19	Consulting Agreement dated as of May 1, 2006, by and between Seawright Holdings, Inc. and National Financial Communications Corp.**
10.19.1	Amendment to Consulting Agreement dated as of September 6, 2006, by and between Seawright Holdings, Inc. and National Financial Communications Corp.**
10.20	Deed of Trust Note dated June 8, 2006, by and between Seawright Holdings, Inc. and Charter House, LLC.**
10.21	Business Loan Agreement (including the related Promissory Note and Commercial Guaranty) dated June 29, 2006, by and between Seawright Holdings, Inc. and Fidelity & Trust Bank.**

21	Subsidiaries of the Registrant.(11)

23.1	Consent of Independent Registered Certified Public Accounting Firm.**

23.2	Consent of McKee Nelson LLP (included in exhibit 5 hereto).
24	Power of Attorney.**
____________________________
*	Filed herewith.
**	Previously Filed.
(1)	Incorporated by reference from Form 8-K as filed with the SEC on October 24, 2003.
(2)	Incorporated by reference from Form 10-QSB as filed with the SEC on May 23, 2005.
(3)	Incorporated by reference from Amendment No. 1 to the Registration Statement on Form SB-2 as filed with the SEC on July 6, 2001.
(4)	Incorporated by reference from Registration Statement on Form SB-2 as filed with the SEC on March 9, 2001.
(5)	Incorporated by reference from Amendment No. 5 to the Registration Statement on Form SB-2 as filed with the SEC on January 16, 2002.
(6)	Incorporated by reference from Form 10-QSB as filed with the SEC on November 21, 2005.
(7)	Incorporated by reference from Form S-8 POS as filed with the SEC on February 7, 2005.
(8)	Incorporated by reference from Form 8-K as filed with the SEC on June 2, 2005.
(9)	Incorporated by reference from Form 8-K as filed with the SEC on June 30, 2005.
(10)	Incorporated by reference from Form 8-K as filed with the SEC on September 16, 2005.
(11)	Incorporated by reference from Form 10-KSB as filed with the SEC on April 17, 2006.